UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 15, 2017

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 North Martingale Road Schaumburg, IL		60173
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2017, Career Education Corporation and American InterContinental University, Inc. (collectively, the “Company”) entered into a settlement agreement with the private plaintiffs (or “relators”) in the False Claims Act case, United States of America, ex rel. Melissa Simms Powell, et al. v. American InterContinental University, Inc., a Georgia Corporation, Career Education Corp., a Delaware Corporation and John Doe Nos. 1-100. The United States declined to intervene in the lawsuit, which was pursued by relators as a qui tam action on behalf of the government. Under the terms of the agreement, the Company will pay $10 million to the United States. On February 16, 2017, the United States filed its consent to dismissal of the action with prejudice for the period from December 2007 through May 2009. On February 16, 2017, the case was dismissed with prejudice as to the United States as described and with prejudice as to relators in its entirety. As a result of the settlement, the action has been fully resolved.

The agreement expressly recognizes that, by entering into the agreement, the Company is not admitting to any violations of law or liability with respect to the action and that the Company maintains it acted at all times in compliance with laws and regulations. The case was originally filed in 2008 and the settlement enables the Company to resolve disputed claims without the costs, disruption, uncertainty and expense of further litigation. Further, by eliminating the distraction caused by this lawsuit, the Company’s management can provide more attention to the Company’s core operations and its goal of enhancing retention and outcomes for its students.

On February 15, 2017, in addition to the settlement described above, the Company entered into a separate settlement agreement with relators for relators’ claims for attorney’s fees and costs under 31 U.S.C. § 3730(d)(2). Under the terms of this agreement the Company will pay $22 million to the attorneys representing relators. This settlement agreement resolved all claims by relators for their attorneys’ fees and costs in connection with the action.

For additional information about the case, see Note 8 “Contingencies” to the unaudited condensed consolidated financial statements in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and Corporate Secretary

Date: February 21, 2017

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